CORNERSTONE HEALTHCARE, INC.

STOCKHOLDERS AGREEMENT
THIS AGREEMENT is made as of May 26, 2016, between Cornerstone Healthcare, Inc., a Nevada corporation (the "Company"), the Majority Investor listed on the Schedule of Investors attached hereto (the "Majority Investor") and the Minority Investors on the Schedule of Investors attached hereto (the "Minority Investors"), each as may be amended from time to time at the sole discretion of the Committee. The Majority Investor and the Minority Investors are collectively referred to as the "Stockholders" and individually as a "Stockholder." Unless otherwise specified herein, the capitalized terms used herein are defined in Section 7 hereof or in that certain 2016 Omnibus Incentive Plan (the "Plan").
The Majority Investor shall hold shares of the Company's Class A Common Stock and Minority Investors shall hold shares of the Company’s Class B Common Stock pursuant to the Plan.
The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Company's Board of Directors (the "Board"), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholders’ Shares (as defined in paragraph 7 hereof) may be transferred.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.Board of Directors.
(a) From and after the Effective Time (as defined in the Plan) and until the provisions of this paragraph 1 cease to be effective, the holders of the Class A Common Stock shall vote all of its Stockholder Shares that are voting shares and any other voting securities of the Company over which such Stockholder has voting control and shall take all other reasonably necessary or desirable actions within his control (whether in his capacity as a stockholder, director, Stockholder of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:
(i) the authorized number of directors on the Board shall be established at three directors;
(ii) the following individuals shall be elected to the Board: Christopher R. Christensen, Suzanne D. Snapper and Daniel H. Walker and shall serve as Directors;

(iii) any committees of the Board shall be created only upon the approval of Christopher Christensen;
(iv) the removal from the Board (with or without cause) of any representative designated hereunder shall be at the Majority Investor's written request, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote of the holders of a majority of the Class A Common Shares held by such Persons), provided that if any director elected pursuant to subparagraph (ii) above ceases to be an employee of the Company and its Subsidiaries, he shall be removed as a director promptly after his employment ceases; and
(v) in the event that any representative designated hereunder ceases to serve as a Stockholder of the Board during his term of office, the resulting vacancy on the Board shall be filled by a representative designated by the Majority Investor.
(b) The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof. The Company shall maintain directors and officers indemnity insurance coverage reasonably satisfactory to the Majority Investor Directors, and the Company's certificate of incorporation and bylaws shall provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.
(c) The provisions of this paragraph 1 shall terminate automatically and be of no further force and effect upon the occurrence of a Qualified Public Offering (as defined in paragraph 7 hereof).
(d) If any party fails to designate a representative to fill a directorship pursuant to the terms of this paragraph 1, such directorship shall remain vacant until such party exercises its right to designate a director hereunder.
(e) Except as required by applicable law, holders of Class B Stock shall have no voting rights. If any corporate action or other matter on the part of the Company requires a vote of the holders of Class B Common Stock voting separately as a class under the applicable corporate law, the Stockholders who hold such other class of Class B Common Stock shall be entitled to vote as a separate class on such corporate action or other matter as required by applicable corporate law, but such holders (upon notice from the Stockholders holding a majority of the Class A Common Stock) hereby agree to vote all such shares of Class B Common Stock in the same manner with respect to such proposed corporate action or other matter (i.e., either in favor of, or against, such proposed corporate action or other matter) as the Stockholders holding a majority of the Class A Common Stock so vote.
2. Representations and Warranties. Each Stockholder represents and warrants that (i) such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on the Schedule of Investors attached hereto, free and clear of all liens and encumbrances, (ii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (iii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement.
3.
    Restrictions on Transfer of Stockholder Shares.
(a) Transfer of Stockholder Shares. No holder of Stockholder Shares shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law, but excluding by way of merger or consolidation) any interest in his Stockholder Shares (a "Transfer"), except pursuant to the provisions of the Plan, the terms and conditions of any awards under the Plan or under paragraph 8 hereof or pursuant to a Public Sale;
(b) Permitted Transfers. The restrictions set forth in this paragraph 3 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder, in the case of an Majority Investor, among its Affiliates (collectively referred to herein as "Permitted Transferees"); provided that the restrictions contained in this paragraph 5 shall continue to be applicable to the Stockholder Shares after any such Transfer and provided further that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred.
(c) Termination of Restrictions. The restrictions on the Transfer of Stockholder Shares set forth in this paragraph 3 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been transferred in a Public Sale or the consummation of a Qualified Public Offering.
4. Holdback Agreement. No holder of Stockholder Shares shall effect any public sale or distribution of any Stockholder Shares or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (as such terms are defined in the Registration Agreement dated as of the date hereof between the Majority Investor and the Company) unless the underwriters managing the registration otherwise agree. The restrictions on the transfer of Stockholder Shares set forth in this paragraph 4 shall continue with respect to each Stockholder Share until the date on which such Stockholder Share has been transferred in a Public Sale.
5. Legend. Each certificate, if any, evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

"The securities represented by this certificate are subject to a Stockholders Agreement dated as of May 26, 2016, among the issuer of such securities (the "Company") and certain of the Company's stockholders, as amended and modified from time to time. A copy of such Stockholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request."
The Company shall imprint such legend on certificates, if any, evidencing Stockholder Shares outstanding as of the date hereof, and the Stockholders shall surrender their stock certificates to the Company for such purpose. The legend set forth above shall be removed from the certificates evidencing any shares that cease to be Stockholder Shares as provided in the definition of such term in paragraph 7 hereof.
6. Transfer. Prior to transferring any Stockholder Shares (other than a Public Sale or a Sale of the Company) to any Person, the transferring Stockholder Shares shall cause the prospective transferee to be bound by this Agreement and to execute and deliver to the Company and the other Stockholders a counterpart of this Agreement.
7. Definitions.
"Affiliate" of any Person is any other Person controlled by, controlling or under common control with such Person and in the case of any Stockholder that is a partnership or limited liability company, any partner or Stockholder of such Stockholder (provided that the Company shall not be deemed to be an Affiliate of any Stockholder).
"Board" has the meaning set forth in the preamble.
"Class A Common Stock" means the Company's Class A Common Stock.
"Class B Common Stock" means the Company's Class B Common Stock.
"Company" has the meaning set forth in the preamble.
"Committee" shall mean the Compensation Committee of The Ensign Group, Inc.
"Independent Third Party" means any Person (i) who immediately prior to the contemplated transaction, is not a Stockholder or a Stockholder of any Stockholder's Family Group, is not a partner, stockholder or other direct or indirect owner of any Stockholder, is not an officer or director of the Company or any Subsidiary of the Company, does not own any Class A Common Stock, is not a creditor of the Company or any Subsidiary for an aggregate principal amount in excess of $500,000 and does not own or have the right to acquire in excess of 5% of any class of the Company's equity capital stock on a fully-diluted basis (each a "Related Party"), (ii) who is not an Affiliate of any such Related Party and (iii) who is not a trust for the benefit of such Related Party and/or such other Persons or any Affiliate of such Person.
"Majority Investor" has the meaning set forth in the preamble.

"Market Value" shall be determined by a nationally recognized independent appraiser experienced in valuing the type of assets to be valued, which appraiser shall be selected by the Majority Investor, to arrive at an enterprise value of the Company less all debts and obligations of the Company. The determination of such appraiser shall be final and binding on all parties, and the fees and expenses of such appraiser shall be borne by the Company. In calculating the Call Price or the Put Price, as applicable, all accounting determinations shall be made in accordance with generally accepted accounting principles consistently applied.
"Mature Shares" means any Class B Common Stock that is either (i) Restricted Stock that has vested at least six (6) months prior to the date of repurchase, (ii) Class B Common Stock acquired in respect of Options that had been exercised at least six (6) months prior to the date of repurchase, or (iii) any other vested and outstanding shares of Class B Common Stock that has been held at least six (6) months prior to the date of repurchase. Any unvested shares of Class B Common Stock or vested shares that are forfeited for any other reason under the terms of the Plan or the applicable Option or Restricted Stock Award, shall not be deemed a Mature Share and such shares shall be forfeited and returned to the Company per the terms of the Plan and the applicable Option Award or Restricted Stock Award.
"Minority Investor" has the meaning set forth in the preamble.
"Permitted Transferee" has the meaning set forth in paragraph 3(d) hereof.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
"Plan" has the meaning set forth in the preamble.
“Put Window” shall be a period not to exceed fifteen (15) days of the one year anniversary of the grant date for the applicable shares of Class B Common Stock.
"Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to the provisions of Rule 144 adopted under the Securities Act.
"Qualified Public Offering" means the sale in an underwritten public offering registered under the Securities Act of shares of the Company's Class B Common Stock having an aggregate offering value of at least $150 million.
"Sale of the Company" means the sale of the Company pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

"Securities Act" means the Securities Act of 1933, as amended from time to time.
"Stockholder Shares" means (i) any Class A Common Stock or Class B Common Stock issued, purchased or otherwise acquired by any Stockholder, (ii) any Class B Common Stock issued or issuable directly or indirectly upon conversion of the Class A Common Stock and (iii) any Class B Common Stock issued or issuable with respect to the securities referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Class A Common Stock shall be deemed to be the holder of the Stockholder Shares issuable directly or indirectly upon conversion of the Class A Common Stock in connection with the transfer thereof or otherwise and regardless of any restriction or limitation on the conversion thereof and shall be subject to the provisions of this Agreement. As to any particular Stockholder Shares, such shares shall cease to be Stockholder Shares when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker on a securities exchange or in the over-the-counter market pursuant to Rule 144 under the Securities Act (or any similar provision then in force).
"Stockholders" has the meaning set forth in the preamble.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.
"Transfer" has the meaning set forth in paragraph 3(a).
8. Call Rights.
(a) Upon termination of employment for any reason following which any Stockholder (or his or her estate or permitted transferee) continues to hold any vested Shares, or at any other time at the Committee’s sole discretion, the Company shall have the right to purchase all or a portion of such vested Shares at the Call Price (the "Call") by delivering written notice to the applicable Stockholder or Stockholders (or his or her estate or permitted transferee) (the "Call Notice").

(b) Upon delivery of the Call Notice, the Company and the Majority Investor shall, in accordance with Section 8(d) herein, promptly determine the Call Price hereunder, and within fifteen (15) days after the Call Price has been determined, the Company shall purchase and the Stockholder shall sell the vested Shares as set forth in the Call Notice (the "Call Closing").
(c) At the Call Closing, the Stockholder shall deliver to the Company duly executed instruments transferring title to the Stockholder Shares to the Company free and clear of all liens and encumbrances, against payment of the appropriate Call Price by either (i) cashier's or certified check payable to the Investor or by wire transfer of immediately available funds to an account designated by the Investor or, to the extent determined by the Committee (as defined in the Plan) in its sole discretion (ii) a number of fully-vested shares of The Ensign Group, Inc. (“Parent Company”) that, when multiplied by the Parent Stock Value, equals the Call Price. For purposes of this Agreement, the “Parent Stock Value” of Parent Company common stock will be based on the closing price quoted in the NASDAQ System for the Parent Company Stock as of 4:00 P.M., New York time on the Call Closing date. If for any reason the Parent Company is unable to deliver Parent Company common stock in satisfaction of the Call, the Committee, at its sole discretion, reserves the right to defer or reject the exercise of the Call until such time delivery of Parent Company common stock is possible. In addition, the payment of any Call Price pursuant to the Call may be delayed to the extent the Committee determines it would be advisable in light of the Company’s financial condition or would be required under any loan or other agreement to which the Parent Company or the Company is a party.
(d) "Call Price" of the Stockholder Shares shall mean the product of (i) the Market Value of the Company, multiplied by (ii) a Call Quotient. The “Call Quotient” shall equal the number of shares set forth in the Call Notice being purchased by the Company divided by the total number of outstanding shares of the Company’s Class A Common Stock on an as-if converted basis and the total number of outstanding shares of Class B Common Stock.
(e) The Company's right to exercise the Call hereunder shall terminate upon the consummation of a Qualified Public Offering.
9. Stockholder Put Rights.
(a) During any Put Window, a Stockholder shall have the right to require the Company to purchase all or a portion of the Stockholder’s Mature Shares at the Put Price (the "Put") by delivering written notice to the Company during the Put Window (the "Put Notice").
(b) The Committee shall cause the Company to provide written notice to the holders of Class B Common Stock, whether vested or unvested, of the preliminary valuation of the Company and the per share price of each share of Class B Common Stock at least thirty (30) days but not more than 60 days in advance of the Put Window. Upon delivery of the Put Notice during the Put Window, the Company and the Majority Investor shall make commercially reasonable efforts to, in accordance with Section 9(d) herein, determine the Put Price hereunder, and within 5 business days after the Put Price has been determined, the Company shall purchase and the Stockholder shall sell the Mature Shares as set forth in the Put Notice (the "Put Closing").

(c) At the Put Closing, the Stockholder shall deliver to the Company duly executed instruments transferring title to the Mature Shares to the Company free and clear of all liens and encumbrances, against payment of the appropriate Put Price by either (i) cashier's or certified check payable to the Investor or by wire transfer of immediately available funds to an account designated by the Investor or, to the extent determined by the Committee (as defined in the Plan) in its sole discretion (ii) a number of fully-vested shares of the Parent Company that, when multiplied by the Parent Stock Value, equals the Put Price. The “Parent Stock Value” of Parent Company common stock will be based on the Closing price of the Parent Company common stock on the date of the Put Closing. If for any reason the Parent Company is unable to deliver Parent Company common stock in satisfaction of the Put, the Committee, at its sole discretion, reserves the right to defer or reject the exercise of the Put until such time delivery of Parent Company common stock is possible. In addition, the payment of any Put Price pursuant to the Put may be delayed to the extent the Committee determines it would be advisable in light of the Company’s financial condition or would be required under any loan or other agreement to which the Parent Company or the Company is a party.
(d) "Put Price" of the Mature Shares shall mean the product of (A) the Market Value of the Company, multiplied by (B) a Put Quotient. The “Put Quotient” shall equal the number of shares set forth in the Put Notice being purchased by the Company divided by the total number of outstanding shares of the Company’s Class A Common Stock on an as-if converted basis and the total number of outstanding shares of Class B Common Stock.
(e) In the event that a Stockholder’s service is terminated without Cause, or because the Stockholder has died or become disabled, and the Shares being exercised under the Put are Mature Shares, the Stockholder shall have the right to require the Company to purchase the shares during the next Put Window on terms and conditions set forth in this Section 9. The Stockholder's right to exercise the Put hereunder shall terminate upon the consummation of a Qualified Public Offering.
10. Sale of the Company.
(a) If the Committee or the Majority Investor approves the sale of the Company to an independent third party (whether by merger, consolidation, sale of all or substantially all of its assets or sale of all of the outstanding Class A Common Stock and Class B Common Stock) and deliver written notice to the holders of Class B Common Stock invoking the provisions of this paragraph (an "Approved Sale"), the holders of Class B Common Stock shall consent to, vote in favor of and raise no objections against the Approved Sale and waive all dissenter's rights, appraisal rights and similar rights in connection with such Approved Sale. If the Approved Sale is structured as a sale of stock, merger or other transaction having the effect of a sale of stock, the holders of Class B Common Stock shall agree to sell all of their shares of Class B Common Stock pursuant to the Approved Sale and surrender their Option Shares and rights to acquire Option Shares on the terms and conditions approved by the Committee. The holders of Class B Common Stock shall take all necessary and desirable actions in connection with the consummation of the Approved Sale. For purposes of this paragraph, an "independent third party" is any person who does not own in excess of 5% of the Company's Class A Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company's Class A Common Stock and who is not the spouse, ancestor or descendant (by birth or adoption) of any such 5% owner of the Company's Class A Common Stock.
(b) The obligations of the holders of Class B Common Stock with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all of the holders of each class of the Company's capital stock shall receive the same form and amount of consideration per share of such class that such holders would have received if such consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences under the Company's Articles of Incorporation as of the Approved Sale, or if any holders of the same class of stock are given an option as to the form and amount of consideration to be received, all holders of such class shall be given the same option; and (ii) all holders of then currently exercisable rights to acquire shares of Common Stock shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share of Common Stock received by the holders of Common Stock in connection with the Approved Sale less the exercise price per share of Common Stock of such rights to acquire Common Stock by (2) the number of shares of Common Stock represented by such rights; provided that the condition that each holder of stock receive, or is provided with the same option to receive, the same form of consideration as set forth above shall be deemed satisfied even if certain holders of the Company's capital stock receive, to the exclusion of others, securities of the entity acquiring the Company in an Approved Sale, so long as each holder of the same class of stock receives the same amount of value, whether in cash or such securities, as of the closing of such Approved Sale with respect to such holder's shares of such class.
(c) In furtherance of the foregoing, (i) each holder of Class B Common Stock shall take, with respect to such holder's shares, all necessary or desirable actions reasonably requested by the Committee and the Majority Investor in connection with the consummation of the Approved Sale and (ii) each holder of Class B Common Stock shall make the same representations, warranties, indemnities and agreements as each other holder, including without limitation, voting to approve such transaction and executing the applicable purchase agreement and related documents, except that (A) each holder of shares shall be obligated only to make representations and warranties with respect to such holder's title to and ownership of shares, authorization, execution and delivery of relevant documents by such holder, enforceability of relevant agreements against such holder and other matters relating to such holder, to enter into covenants in respect of a Transfer of such holder's shares in connection with such Approved Sale and to enter into indemnification obligations with respect to the foregoing, in each case to the extent that each other holder is similarly obligated, but no holder shall be obligated to enter into indemnification obligations with respect to any of the foregoing with respect to such other holder or such other holder's shares, and (B) in no event shall any holder be liable in respect of any indemnity obligations with respect to such holder and the Company and its Subsidiaries in general pursuant to any Approved Sale in an aggregate amount in excess of the total consideration payable to such holder in such Approved Sale.

(d) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Class B Common Stock shall at the request of the Company, appoint a "purchaser representative" (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Class B Common Stock appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any holder of Class B Common Stock declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.
(e) the holders of Class B Common Stock (if any) shall bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Class B Common Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by the Company or the acquiring party.
(f) The provisions of this Section 10 shall terminate upon the completion of a Qualified Public Offering.
(g) In the event of a sale or exchange by the stockholders of the Company of all or substantially all of the Common Stock held by such stockholders (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), the Stockholders shall receive in exchange for the shares of Common Stock held by The Stockholder the same portion of the aggregate consideration from such sale or exchange that The Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such sale or exchange. The Stockholder shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.
11. Initial Public Offering. In the event that the Committee approves an initial public offering of Common Stock (a "Public Offering") pursuant to an effective registration statement under the Securities Act, the holders of the Class B Common Stock shall take all necessary or desirable actions in connection with the consummation of the Public Offering as requested by the Company. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure would adversely affect the marketability of the offering, the holders of the Class B Common Stock shall, to the extent required by applicable law, consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters, the Board and the holders of a majority of the shares of Common Stock then outstanding (voting as a single class) find acceptable, and the holders of the Class B Common Stock shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Company; provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company's Articles of Incorporation as in effect immediately prior to such Public Offering.
12. Nondisclosure. Except as otherwise consented to by the Majority Investor, all non-public information furnished to a Stockholder pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by the Stockholder, or by any of the Stockholder’s agents, representatives or employees, in any manner, in whole or in part, except that: (i) a Stockholder will be permitted to disclose Confidential Information to those of the Stockholder’s agents, representatives and employees who need to be familiar with the information in connection with the Stockholder’s investment in the Company and who are charged with an obligation of confidentiality and nondisclosure to other Persons; (ii) a Stockholder will be permitted to disclose Confidential Information to the Stockholder’s partners and equity holders so long as they agree to keep the information confidential on the terms set forth in this Agreement; (iii) a Stockholder will be permitted to disclose Confidential Information to the extent required by law, so long as the Stockholder will have first provided the Company a reasonable opportunity to contest the necessity of disclosing the information; and (iv) a Stockholder will be permitted to disclose Confidential Information with prior written notice to the Company regarding the Persons and the nature of and restrictions on the Confidential Information to be disclosed, only to the Persons and to the extent necessary for the enforcement of any right of the Stockholder arising under this Agreement. In addition, as a condition of access to the records and information specified in this subpart, the Company may require the Stockholder to enter into a separate confidentiality and non-disclosure agreement reflecting the terms and conditions contained in this paragraph 12.
13. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.
14. Additional Parties; Joinder. The Company may permit any Person who acquires Class B Common Stock or rights to acquire Class B Common Stock after the date hereof (the "Acquired Common") to become a party to this Agreement and to succeed to all of the rights and obligations of a "holder of Stockholder Shares" under this Agreement by obtaining an executed joinder to this Agreement from such Person in the form reasonably acceptable to the Company. Upon the execution and delivery of the joinder by such Person, such Person's Acquired Common shall be Stockholder Shares hereunder, and such Person shall be a "holder of Stockholder Shares" under this Agreement with respect to the Acquired Common.
15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the holders of Stockholder Shares unless such modification, amendment or waiver is approved in writing by the Company or the holders of at least 50.1% of the Majority Investor’s Stockholder Shares and 50.1% of the Minority Investor’s Stockholder Shares, respectively. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.
19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
20. Remedies. The Company, the Majority Investor and the Minority Investor shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Company, any Investor shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.
21. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested), sent via electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the schedules hereto and to any subsequent holder of Stockholder Shares subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally or electronically, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company's address is:

Cornerstone Healthcare, Inc.
27101 Puerta Real, Suite 450
Mission Viejo, CA 92691
Office: (949) 487-9500 Fax: (949) 540-1968 Email: legal@ensigngroup.net
22. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
23. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company's chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
24. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
25. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
26. Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CORNERSTONE HEALTHCARE, INC.
By _/s/ Daniel H. Walker Daniel H. Walker Its: President
THE ENSIGN GROUP, INC., as Majority Investor
By /s/ Christopher R. Christensen Christopher R. Christensen Its: President, CEO & Director
STOCKHOLDER, as Minority Investor
By Name:________________________________